May 24, 2005

INVESTOR NAME
ADDRESS
ADDRESS

RE:	The Emerald Plaza Building, San Diego, California Temporary Suspension of Distributions Effective June 1, 2005

Dear Emerald Plaza Investor:

As you may be aware, the covenants in the loan agreement for the Emerald Plaza property stipulate that effective January 1, 2005 the revenue derived from the property would be transferred to a holding account until the renewal of HQ Global Workplace in Suite 400 was completed.

Subsequently, once the funds are placed in the holding account the lender will use the funds to first pay the mortgage payment for the property and then provide Triple Net Properties funds equal to the operating expenses reflected in the Operating Budget.

Even though the HQ Global renewal mentioned above has a high likelihood of being consummated in the next 30 days, the lender is requiring our net operating income meet a certain threshold before releasing the funds in the holding account. This threshold is called a Debt Service Coverage Ratio (DSCR). When the property was purchased in June of 2004 the Debt Service Coverage Ratio and the occupancy of the property was .90 and 79.5%, respectively. Currently the Debt Coverage Ratio is .99 and the occupancy is 81.9%.

The Debt Coverage ratio that is required by the lender is 1.05 which equates to approximately $25,000 in additional monthly net income to meet the DSCR requirement. We have approximately $24,000 a month in pending, highly likely transactions in the form of renewals and expansions of existing tenants. We anticipate these will be completed by the end of July, 2005. In addition, we are in the ongoing process of competitively bidding several of the large vendor contracts in an effort to reduce our operating expenses and increase our net operating income. Triple Net Properties typically bids vendor contracts every year during the budget process (end of the 3rd quarter), but due to the current situation we are commencing the bidding process in June.

In respect to the condition of the San Diego leasing market, the information being provided to us by the brokerage community reflects indicators the office market is improving as vacancy in downtown gradually decreases. We are currently experiencing an increase in activity (tours) at the property. In order to further capitalize on the improving market, we are currently interviewing prospective new leasing teams for the property. The new team assigned to the property will bring a higher level of expertise, market knowledge and influence to attract new tenants to the property. We will select a new leasing team the end of May.

We will continue to aggressively pursue leasing prospects in an effort to bring the property into compliance with our DSCR requirements and resume distributions. We are committed to resolving this issue and will continually communicate our progress on this matter to all investors over the next few months.

We appreciate your understanding during this process and please feel free to contact me directly to discuss this matter at (714) 667-8252 extension 290.

Sincerely,

TRIPLE NET PROPERTIES, LLC

/s/ Robert P. Munson

Robert P. Munson
Senior Asset Manager